EXHIBIT 10.1

September 29, 2025
R. Bruce McDonald

Dear Mr. McDonald:

This amended and restated offer letter (the “Offer Letter”) is made and entered into, to be effective as of November 25, 2025 (the “Effective Date”), between Dana Incorporated and its subsidiaries (“Dana” or the “Company”) and you, and amends and restates your prior offer letter with Dana, dated November 24, 2024 (the “Prior Offer Letter”), in its entirety as set forth below.

The terms and conditions of your employment with the Company will be as follows and shall become effective as of the Effective Date.

1.	Start Date: Your start date in this position was November 25, 2024 (the “Start Date”).
2.	Position and Duties:
a.	During the Term (as defined below), you will continue to serve as the Company’s Chief Executive Officer (“CEO”) and you shall have such responsibilities, duties, and authorities as are commensurate with the position of CEO, or as are assigned to you by the Board of Directors of the Company (the “Board”).
b.	During the Term, you shall remain a member of the Board and shall continue to serve as the Chairman of the Board, in addition to you being an employee of the Company. During the Term, you shall continue to not receive any compensation relating to your Board service.
c.	In your role as CEO, you shall fulfill your duties and responsibilities in a diligent, trustworthy, and appropriate manner and in compliance with the policies and practices of the Company and applicable law.
d.	During the Term, your primary business focus shall be on your duties as CEO and Chairman of the Board and you shall exert your reasonable best efforts in such role and shall carry out your duties in good faith so as to promote the purpose and mission of the Company.
e.	You shall be allowed to continue to engage in all businesses that you engage in as of the Effective Date, including without limitation your continued service on the Board, so long as such activities do not create an actual or reasonably foreseeable potential conflict of interest with, or materially interfere with the performance of, your duties hereunder, in each case as determined in the reasonable judgment of the Board.
3.	Term: You shall continue to serve as the CEO from the Effective Date, on a month to month basis, until the date that a successor CEO commences employment with the Company, up to one (1) year from the Effective Date (the “Term”). If the Company appoints a successor CEO, you shall cease to serve as the CEO as of such date and shall transition to the role of Non-Executive Chairman of the Board (“Non-Executive Chairman”), subject to the Board’s approval of such transition at such time.
4.	Base Salary: During the Term, your annualized base salary will be $1,300,000 (the “Base Salary”), payable in accordance with the normal payroll practices of the Company then in effect
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and pro-rated for any portion of the Term that you serve as the CEO. For the avoidance of doubt, you shall not receive an annual cash-based incentive award.

5.	Equity Award: During the Term, you shall be eligible to receive grants of restricted stock units (“RSUs”) pursuant to the Dana Incorporated 2021 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Equity Plan”), with an aggregate target grant date fair market value of up to $9,900,000, as follows:
a.	$4,125,000 of the RSUs shall be granted on the Effective Date;
b.	$825,000 of the RSUs shall be granted on or around May 25, 2026, provided that you remain CEO through the end of May 2026;
c.	From June 2026 through October 2026, an additional $825,000 of RSUs shall be granted to you on or around the 25th of each applicable month, provided that you remain CEO through the end of each applicable month; and
d.	For November 2026, an additional $825,000 of RSUs shall be granted to you on or around November 25, 2026, provided that you remain CEO through November 25, 2026.
e.	All of the RSUs granted pursuant to this Section 5 shall vest on the one (1) year anniversary of the applicable grant date, subject to (i) your continued service as CEO or your continued service on the Board through such date and (ii) the terms of the applicable Company equity compensation plans and related documents. If a Change in Control (as defined in the Equity Plan) occurs while you are serving as CEO, your RSUs will be treated in accordance with the Equity Plan and the applicable award agreement. Notwithstanding anything to the contrary in the Equity Plan or award agreement, if, following your transition to the role of Non-Executive Chairman, a Change in Control occurs, your RSUs shall vest in accordance with the Company’s non-employee director RSU award agreement and be treated in the same manner as RSUs held by other non-employee directors.
6.	Transition Bonus: You shall be eligible to receive a cash-based transition bonus of up to $500,000 (the “Transition Bonus”), on or before November 26, 2026, as determined by the Compensation Committee, in its sole discretion, based on your performance related to the identification, hiring, and successful transition of a successor CEO by the Company’s April 2026 annual shareholder meeting. The Transition Bonus, if granted by the Compensation Committee, shall be paid in a lump-sum within thirty (30) days following the grant date in accordance with the normal payroll practices of the Company then in effect.
7.	Benefits. You will be provided with the same benefits that senior executives of the Company are eligible to receive.
8.	Expense Reimbursement: During the Term, the Company shall reimburse you for all reasonable travel and accommodation expenses incurred in connection with the performance of your duties as CEO, subject to the approval of the Independent Lead Director of the Board;
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provided that such expenses are incurred and accounted for in accordance with the policies and procedures as reasonably established by the Company.

9.	Representations: By accepting this offer, you unconditionally agree not to use in connection with your employment with the Company any confidential or proprietary information which you have acquired in connection with any former employment or reveal or disclose to the Company or any of the employees, agents, representatives or vendors of the Company, any confidential or proprietary information that you have acquired in connection with any former employment. You represent that you are accepting the Company’s offer in good faith, and that you understand that the Company will rely on your acceptance. The terms of the offer are considered confidential and should not be shared with any other company.
10.	Governing Law; Forum: This Offer Letter shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof. You and the Company consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.
11.	Withholdings: All payments provided for herein in your capacity as CEO shall be reduced by any amounts required to be withheld from time to time under applicable federal, state or local income or employment tax law or similar statutes or other provisions of law then in effect.
12.	Section 409A: This Offer Letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). If required by Section 409A, no payment or benefit constituting nonqualified deferred compensation that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until you have had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. If you are deemed on the date of termination to be a “specified employee” within the meaning of the term under Section 409A, then with regard to any payment or the provision of any benefit under any agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them herein. You agree to negotiate with the Company in good faith to make amendments to this Offer Letter as you and the Company mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Company. Notwithstanding the foregoing, you shall be solely responsible and liable for the
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satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this Offer Letter (including any taxes, interest and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold you (or any beneficiary, successor or assign) harmless from any or all such taxes, interest or penalties.

13.	Entire Agreement: Effective as of the Effective Date, this Offer Letter supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment with the Company, including the Prior Offer Letter, and contains the entire agreement between you and the Company regarding your employment with the Company. The terms set forth in this Offer Letter may not be modified, except in writing signed by an authorized representative of the Company, which expressly states the intention of the Company to modify the terms of this Offer Letter. In the event of any conflict between this Offer Letter and the Prior Offer Letter, this Offer Letter shall control.
14.	Assignment; Binding Effect: You understand that you have been selected for employment by the Company on the basis of your personal qualifications, experience, and skills. You agree, therefore, that you cannot assign all or any portion of your performance under this Offer Letter. The Company may assign this Offer Letter to the purchaser of substantially all of the assets of the Company, or to any subsidiary or parent company of the Company. Subject to the preceding two sentences, this Offer Letter shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns. You acknowledge and agree that each of the Company’s subsidiaries and affiliates is a third-party beneficiary of this Offer Letter.

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Mr. McDonald, if you are in agreement and plan to accept this Offer Letter, then please sign below and scan and email to                                    .

Sincerely,

/s/ Douglas H. Liedberg
Douglas H. Liedberg
Senior Vice President,
Chief Legal and Human Resources Officer,
Corporate Secretary

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated:	September 29, 2025	Signature:	/s/ R. Bruce McDonald
R. Bruce McDonald